Classification: Internal Use 25073525v1 NEWS RELEASE CONTACTS January 13, 2026 Matt Curoe (Investor Relations) matt.curoe@53.com | 513-534-2345 Jennifer Hendricks Sullivan (Media Relations) Jennifer.Hendricks.Sullivan@53.com | 614-744-7693 Fifth Third Bank Announces Redemption of Subordinated Bank Notes due March 15, 2026 CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that its subsidiary, Fifth Third Bank, National Association (the “Bank”), has submitted a redemption notice to the issuing and paying agent for redemption of all of the Bank’s outstanding 3.850% Subordinated Notes due March 15, 2026 (CUSIP 31677AAB0) issued in the principal amount of $750 million. The Bank notes will be redeemed on or after the February 13, 2026 redemption date pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. About Fifth Third Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere’s World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust. Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol "FITB." Investor information and press releases can be viewed at www.53.com.